As filed with the Securities and Exchange Commission on November 15, 2005

Registration No. 333-128770

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BHP Billiton Finance (USA) Limited	BHP Billiton Plc (Exact name of Registrant as specified in its charter)	BHP Billiton Limited (ABN 49 004 028 077) (Exact name of Registrant as specified in its charter)
(ABN 49 057 525 505) (Exact name of Registrant as specified in its charter)

Victoria, Australia	England and Wales	Victoria, Australia
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

Not Applicable	Not Applicable	Not Applicable
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

180 Lonsdale Street Melbourne, Victoria 3000, Australia Tel. No.: 011-61-3-9609-3333 (Address and telephone number of Registrant’s principal executive offices)	Neathouse Place, Victoria, London SW1V 1BH United Kingdom Tel. No.: 011-44-20-7802-4000	180 Lonsdale Street Melbourne, Victoria 3000, Australia Tel. No.: 011-61-3-9609-3333 (Address and telephone number of Registrant’s principal executive offices)
(Address and telephone number of Registrant’s principal executive offices)

Earl K. Moore

1360 Post Oak Boulevard

Suite 150

Houston, Texas 77056

(713) 961-8414

(Name, address and telephone number of agent for service)

Copies to:

Christopher J. Kell, Esq. Robert H. Williams, Esq. Skadden, Arps, Slate, Meagher & Flom Level 13, 131 Macquarie Street Sydney, New South Wales 2000, Australia Tel. No.: 011-61-2-9253-6000	Andrew S. Reilly, Esq. Jones Day Level 38, Australia Square 264 George Street Sydney, New South Wales 2000, Australia Tel. No.: 011-61-2-8272-0500

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the registration statement is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 is to file exhibits to the Registration Statement, and no changes or additions are being made hereby to the prospectus that forms part of this Registration Statement. Accordingly, the prospectus has been omitted from this filing.

1

PART II OF FORM F-3

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Except as set forth below, there is no provision in any contract, arrangement or statute under which any director or officer of the issuer or the BHP Billiton Group is insured or indemnified in any manner against any liability which he may incur in this capacity as such.

Constitution and Articles of Association

BHP Billiton Limited’s Constitution provides that officers of BHP Billiton Limited will be indemnified out of the assets of BHP Billiton Limited, to the relevant extent, against any liability incurred by him in or arising out of the conduct of the business of BHP Billiton Limited, or in or arising out of the discharge of his duties as an officer of the company.

Where BHP Billiton Limited’s Board considers it appropriate, BHP Billiton Limited may execute a documentary indemnity in any form in favor of any of its officers.

Furthermore, where BHP Billiton Limited’s Board considers it appropriate, it may, if not precluded by law from doing so:

•	make payments of amounts by way of premium in respect of any contract effecting insurance on behalf or in respect of an officer of BHP Billiton Limited against any liability incurred by that officer in or arising out of the conduct of the business of BHP Billiton Limited, or in or arising out of the discharge of the duties of the officer; and

•	bind itself in any contract or deed with any officer of BHP Billiton Limited or BHP Billiton Plc, as the case may be, to make the payments.

BHP Billiton Plc’s Articles of Association provide that officers of BHP Billiton Plc will be indemnified, to the extent permitted by law, out of BHP Billiton Plc’s own funds against and/or exempted by BHP Billiton Plc from all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported discharge of his duties and/or exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

BHP Billiton Plc may purchase insurance for or for the benefit of officers of BHP Billiton Plc against any liability incurred by the officer in respect of any act or omission in the actual or purported execution and/or discharge of his duties and/or in the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

Australian Law

Corporations Act of Australia

Section 199A(1) of the Corporations Act 2001 (Commonwealth) (the “Corporations Act”) provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

•	a liability owed to the company or a related body corporate;

•	a liability for a pecuniary penalty order or compensation order under specified provisions of the Corporations Act; or

•	a liability that is owed to someone other than the company or a related body corporate that did not arise out of conduct in good faith.

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under Section 199A(2); or

•	in defending or resisting criminal proceedings in which the person is found guilty; or

•	in defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the person under the Corporations Act in which the court denies the relief.

Section 199B of the Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

•	conduct involving a willful breach of any duty in relation to the company; or

•	a contravention of the officer’s duties under the Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	a director or secretary;

•	a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;

•	a person who has the capacity to significantly affect the company’s financial standing; and

•	a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

UK Law

The basic presumption under UK law is that companies are not able to indemnify directors against liabilities incurred as a result of negligence, default, or breach of duty or of trust. However, s.19(1) of the Companies (Audit, Investigations and Community Enterprise) Act 2004 has extended a company’s ability to indemnify directors against liability, by inserting a new section into the Companies Act 1985 (the “Act”).

Companies are now able to provide indemnities against liabilities to third parties incurred by that director in relation to the company. In accordance with s.309(A) and s.309(B) of the Act, such protection may only be granted by a qualifying third party indemnity provision. In general, such a provision is one that does not seek to indemnify liability incurred by the director:

(i) to the company or an associated company; or

(ii) to pay a fine imposed in criminal proceedings or a sum which becomes payable to a regulatory authority by virtue of non-compliance with regulatory requirements; or

(iii) in the defence of criminal proceedings in which the director is convicted; or

(iv) in the defence of civil proceedings brought by the company in which the director is convicted; or

(v) in an application under s.144(3), s.144(4) or s.727 of the Act whereby the court refuses to grant the director relief.

If a company makes a qualifying third party indemnity provision it is required by s.309(c) of the Act to disclose this in the directors report, prepared in accordance with s.238 of the Act.

Companies may also pay the legal and financial costs of the director’s defence proceedings as they are incurred, subject to an obligation on the director to repay those monies if the defence is not successful. The decision to indemnify directors may be taken by the board of the company as opposed to the shareholders of the company.

UK law permits a company to purchase insurance for the benefit of its directors and officers against any liability in respect of such company.

The relevant provision of the Statutes is Section 310 of the UK Companies Act 1985, as amended. Section 310 provides:

(1) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2) Except as provided by the following subsection, any such provision is void.

(3) This section does not prevent a company—

(a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

(b) from indemnifying any such officer or auditor against any liability incurred by him—

(i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

(ii) in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

Insurance

The directors and officers of the issuer, BHP Billiton Plc and BHP Billiton Limited and the duly authorized United States representative of each are insured against certain liabilities, including certain insured liabilities under United States securities laws, which they may incur in their capacity as such under a liability insurance policy carried by the BHP Billiton Group.

Underwriting Agreement

The underwriting agreement pursuant to which we offer the debt securities will provide that each underwriter, severally, will indemnify the issuer, BHP Billiton Plc and BHP Billiton Limited, or each of their respective directors, each of their respective officers who signed the registration statement and each person, if any, who controls the issuer, BHP Billiton Plc or BHP Billiton Limited within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against certain civil liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Auditors

The issuer, BHP Billiton Plc and BHP Billiton Limited do not have indemnification agreements with KPMG Audit Plc and KPMG, the auditors of BHP Billiton Plc and BHP Billiton Limited. Under FRC 602.02.i.i, an accountant who is indemnified against liability by his client cannot be considered independent for the purpose of certifying the financial statements. Any such indemnification agreement would be regarded as against public policy and unenforceable under United States securities laws.

Item 9. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement relating to offering of notes by BHP Billiton Finance (USA) Limited.†

4.1	Indenture, dated as of April 17, 2003, among BHP Billiton Finance (USA) Limited, BHP Billiton Plc, BHP Billiton Limited and Citibank, N.A.*

4.2	Form of notes for BHP Billiton Finance (USA) Limited and guarantees relating thereto (included in Exhibit 4.1).*

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of New York law.*

5.2	Opinion of Gerard Heath, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of Australian law.*

5.3	Opinion of Jeremy Thomas, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of English law.*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of United States taxation.*

8.2	Opinion of Allens Arthur Robinson, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of Australian taxation.*

8.3	Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of English and European taxation.*

12.1	Calculation of ratio of earnings to fixed charges.*

23.1	Consent of KPMG Audit Plc.

23.2	Consent of KPMG.

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 5.1 above).*

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, United States taxation adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 8.1 above).*

Exhibit Number	Description of Document
23.5	Consent of Allens Arthur Robinson, Australian taxation adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 8.2 above).*

23.6	Consent of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, English taxation adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 8.3 above).*

23.7	Consent of Gerard Heath, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 5.2 above).*

23.8	Consent of Jeremy Thomas, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 5.3 above).*

24.1	Power of Attorney.*

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.*

†	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.
*	Previously filed.

Item 10. Undertakings

Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrants include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BHP Billiton Plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, Australia on November 15, 2005.

BHP BILLITON PLC

By:	/S/ NIGEL CHADWICK
Name:	Nigel Chadwick
Title:	Vice President, Group Accounting & Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 15, 2005.

Signature	Title

* Don R. Argus	Chairman

* Michael A. Chaney	Director

* David A. Jenkins	Director

Signature	Title

* Lord Renwick of Clifton	Director

* John M. Schubert	Director

* David C. Brink	Director

* David A. Crawford	Director

* John G. Buchanan	Director

* Miklos Salamon	Director

* Carlos Cordeiro	Director

* Charles W. Goodyear	Director and Chief Executive Officer (Principal Executive Officer)

* Christopher J. Lynch	Chief Financial Officer (Principal Financial and Accounting Officer)

* Earl K. Moore	(Authorized Representative in the United States)

*By:	/S/ NIGEL CHADWICK
Nigel Chadwick Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BHP Billiton Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, Australia on November 15, 2005.

BHP BILLITON LIMITED

By:	/S/ NIGEL CHADWICK
Name:	Nigel Chadwick
Title:	Vice President, Group Accounting & Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 15, 2005.

Signature	Title

* Don R. Argus	Chairman

* Michael A. Chaney	Director

* David A. Jenkins	Director

* Lord Renwick of Clifton	Director

* John M. Schubert	Director

* David C. Brink	Director

* David A. Crawford	Director

* John G. Buchanan	Director

* Miklos Salamon	Director

* Carlos Cordeiro	Director

* Charles W. Goodyear	Director and Chief Executive Officer (Principal Executive Officer)

Signature	Title

* Christopher J. Lynch	Chief Financial Officer (Principal Financial and Accounting Officer)

* Earl K. Moore	(Authorized Representative in the United States)

*By:	/S/ NIGEL CHADWICK
Nigel Chadwick
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BHP Billiton Finance (USA) Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, Australia on November 15, 2005.

BHP BILLITON FINANCE (USA) LIMITED

By:	/S/ NIGEL CHADWICK
Name:	Nigel Chadwick
Title:	Vice President, Group Accounting & Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 15, 2005.

Signature	Title

*
Christopher J. Lynch	Director & Principal Executive, Financial & Accounting Officer

*
Willem J. Murray	Director

*
Trevor Boyle	Director

*
Earl K. Moore	(Authorized Representative in the United States)

*By:	/S/ NIGEL CHADWICK
Nigel Chadwick Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement relating to offering of notes by BHP Billiton Finance (USA) Limited.†

4.1	Indenture, dated as of April 17, 2003, among BHP Billiton Finance (USA) Limited, BHP Billiton Plc, BHP Billiton Limited and Citibank, N.A.*

4.2	Form of notes for BHP Billiton Finance (USA) Limited and guarantees relating thereto (included in Exhibit 4.1).*

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of New York law.*

5.2	Opinion of Gerard Heath, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of Australian law.*

5.3	Opinion of Jeremy Thomas, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of English law.*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of United States taxation.*

8.2	Opinion of Allens Arthur Robinson, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of Australian taxation.*

8.3	Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited, as to certain matters of English and European taxation.*

12.1	Calculation of ratio of earnings to fixed charges.*

23.1	Consent of KPMG Audit Plc.

23.2	Consent of KPMG.

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, United States legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 5.1 above).*

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP, United States taxation adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 8.1 above).*

23.5	Consent of Allens Arthur Robinson, Australian taxation adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 8.2 above).*

23.6	Consent of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, English taxation adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 8.3 above).*

23.7	Consent of Gerard Heath, Australian legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 5.2 above).*

23.8	Consent of Jeremy Thomas, English legal adviser to BHP Billiton Finance (USA) Limited, BHP Billiton Plc and BHP Billiton Limited (included in Exhibit 5.3 above).*

24.1	Power of Attorney.*

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.*

†	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.
*	Previously filed.